Exhibit 10.2

UNWIND AGREEMENT
dated as of July 25, 2014
with respect to the Call Option Transaction Confirmation
and the Warrants Confirmation
between Group 1 Automotive, Inc. and Bank of America, N.A.

THIS UNWIND AGREEMENT (this “Agreement”) with respect to the Call Option Transaction Confirmation (as defined below) and the Warrants Confirmation (as defined below) is made as of July 25, 2014, between Group 1 Automotive, Inc. (the “Company”) and Bank of America, N.A. (“Dealer”).

WHEREAS, the Company and Dealer entered into a Call Option Transaction Confirmation, dated as of June 20, 2006, as amended by a Call Option Transaction Amendment dated as of June 23, 2006 (as so amended, the “Call Option Transaction Confirmation”), relating to USD 287,500,000 principal amount of 2.25% Convertible Senior Notes due 2036 (the “Convertible Notes”);

WHEREAS, the Company and Dealer entered into an Issuer Warrant Transaction, dated as of June 20, 2006, as amended by a Warrants Transaction Amendment dated as of June 23, 2006 (as so amended, the “Warrants Confirmation” and, together with the Call Option Transaction Confirmation, the “Call Spread Confirmations”), pursuant to which the Company issued to Dealer warrants to purchase shares of common stock, par value $0.01 per share, of the Company;

WHEREAS, the Company intends to redeem the Convertible Notes pursuant to the terms thereof;

WHEREAS, the Company has requested, and Dealer has agreed, to terminate in full the Call Spread Confirmations;

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

1. Defined Terms. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Call Option Transaction Confirmation or the Warrants Confirmation, as applicable.

2. Termination. Effective immediately upon execution of this Agreement by the parties hereto, the Call Spread Confirmations and the transactions evidenced thereby shall automatically terminate as of such execution and (i) the Call Spread Confirmations and the transactions evidenced thereby and all of the respective rights and obligations of Dealer and the Company under the Call Spread Confirmations and the transactions evidenced thereby shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of the other party arising out of and to be performed in connection with the Call Spread Confirmations and the transactions evidenced thereby following such execution; provided that the right of indemnification provided for in each of Section 9(d) of the Call Option Transaction Confirmation and Section 9(d) of the Warrants Confirmation shall survive termination of the Call Spread Confirmations and the transactions evidenced thereby pursuant to this Agreement. Dealer and the Company represent and acknowledge to the other that upon execution of this Agreement by the parties hereto, all obligations with respect to the Call Spread Confirmations and the transactions evidenced thereby shall be deemed fully and finally discharged.

3. Measurement Dates. For purposes of this Agreement, “Measurement Date” means each of the 25 consecutive Scheduled Trading Days (as defined in the 2002 ISDA Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc. (the “2002 Definitions”)) from, and including, July 28, 2014; provided, however, that if any such Scheduled Trading Day is a Disrupted Day in whole, such date shall not constitute a Measurement Date, and an additional Measurement Date shall occur on the Scheduled Trading Day after the date that would otherwise be the final Measurement Date. For purposes of this Agreement (1) “Disrupted Day” shall have the meaning ascribed to such term in the 2002 Definitions and (2) “Market Disruption Event”, as such term is used in the definition of Disrupted Day, shall have the meaning ascribed to such term in the 2002 Definitions, provided that (x) clause (ii) of such definition shall be replaced in its entirety with “(ii) an Exchange Disruption, or” and (y) the phrase “; in each case that the Calculation Agent determines is material” shall be inserted immediately following clause (iii) of such definition. The “Measurement Period” means the period from, and including, the first Measurement Date to, and including, the final Measurement Date.

4. Share Delivery. In consideration for the terminations referred to in Section 2 above, on the first Scheduled Trading Day following the conclusion of the Measurement Period, or if such day is not a Clearance System Business Day, on the next Clearance System Business Day immediately following such day, Dealer shall deliver to the Company a number of Shares equal to (x) the product of (i) 1,850,002 multiplied by (ii) the Cash Settlement Amount in respect of such Measurement Period, divided by (y) the Unwind Price (as defined in Exhibit A to this Agreement). “Cash Settlement Amount” means the amount as determined based on the grid attached as Exhibit A to this Agreement.

5. Representations and Warranties of the Company. The Company represents and warrants to Dealer on the date hereof that:

(a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorise such execution, delivery and performance;

(b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(d) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(e) it is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares); and

(f) each of it and its affiliates is not in possession of any material nonpublic information regarding Company or its common stock.

6. Representations and Warranties of Dealer. Dealer represents and warrants to the Company on the date hereof that:

(a) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorise such execution, delivery and performance;

(b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(c) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(d) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

9. No Reliance, etc. The Company hereby confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Agreement, that it has not relied on Dealer or its affiliates in any respect in connection therewith, and that it will not hold Dealer or its affiliates accountable for any such consequences.

10. Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on or prior to the last Measurement Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to terminate and/or unwind the transactions related to the Call Spread Confirmations; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the unwind and/or termination of the transactions related to the Call Spread Confirmations; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the payment required under this Agreement; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the amount of the payment required under this Agreement, each in a manner that may be adverse to Company.

11. Designation by Dealer. Notwithstanding any other provision in this Agreement to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the transactions contemplated by this Agreement and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

IN WITNESS WHEREOF, the parties have executed this AGREEMENT the day and the year first above written.

GROUP 1 AUTOMOTIVE, INC.

By:	/s/ John C. Rickel

Title:	Chief Financial Officer

BANK OF AMERICA, N.A.

By:	/s/ Christopher A. Hutmaker

Name: Title:	Christopher A. Hutmaker Managing Director

EXHIBIT A

Unwind Price	Cash Settlement Amount
$65.00	$7.16

$66.00	$7.42

$67.00	$7.69

$68.00	$7.96

$69.00	$8.22

$70.00	$8.48

$71.00	$8.74

$72.00	$9.00

$73.00	$9.26

$74.00	$9.51

$75.00	$9.76

$76.00	$10.01

$77.00	$10.25

$78.00	$10.50

$79.00	$10.73

$80.00	$10.97

$81.00	$11.20

$82.00	$11.43

$83.00	$11.65

$84.00	$11.87

$85.00	$12.08

$86.00	$12.29

$87.00	$12.50

$88.00	$12.71

$89.00	$12.91

$90.00	$13.10

If the Cash Settlement Amount is not specified on the grid above, the Cash Settlement Amount shall be determined by Dealer based on a straight-line interpolation between the Unwind Prices or extrapolation from the Unwind Prices (as the case may be) specified on the grid above.

“Unwind Price” means the arithmetic average of the VWAP Prices for all of the Measurement Dates during the Measurement Period.

“VWAP Price” for any Scheduled Trading Day means the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page GPI.N <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Scheduled Trading Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Scheduled Trading Day, as determined by Dealer).

Notwithstanding anything to the contrary in this Agreement, if (i) any Scheduled Trading Day during any Measurement Period is a Disrupted Day or (ii) Dealer determines in its commercially reasonable judgment that on any Scheduled Trading Day during the Measurement Period an extension of such Measurement Period is reasonably necessary or appropriate to preserve Dealer’s hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect sales of Shares in connection with its hedge unwind activity hereunder in a manner that would be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, then the VWAP Price for such Scheduled Trading Day(s) shall be the volume-weighted average price per Share on such Scheduled Trading Day on the Exchange, as determined by the Dealer based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Scheduled Trading Day for which Dealer determines there is no Market Disruption Event (as defined in Section 3 of this Agreement) and the number of Measurement Dates and the Unwind Price for the Measurement Period shall be adjusted by Dealer to account for such disruption and/or extension.

Dealer may adjust the table above upon the occurrence of any event or condition that would have allowed Dealer to adjust the terms of the transactions evidenced by the Warrants Confirmation.